Exhibit 99.2

February 3, 2017

Joseph E. Gilliam

Dear Joe:

It is a pleasure to extend to you an offer of employment to join Glaukos Corporation (“Glaukos” or the “Company”) as Chief Financial Officer and Senior Vice President — Corporate Development, effective February 3, 2017 (“Expected Announcement Date”). This position reports to Tom Burns, Chief Executive Officer

The primary duties and areas of responsibility with which you will become involved have been discussed during your interviews. Please keep in mind these duties and responsibilities may change from time to time at the Company’s sole discretion. Your compensation for this full-time, exempt position will be $15,000.00 paid semi-monthly in accordance with our normal payroll schedule; representing an annual salary of $360,000.00. You will also be eligible to earn an annual discretionary bonus of up to 50% of your base pay based upon the achievement of agreed upon performance objectives for each year. This bonus is not earned or owed until the date of its actual distribution.  For this reason, to be eligible to receive a bonus, you must be employed by the Company on the date the bonus is actually distributed. This offer is contingent upon successful completion of your background check.

In addition to the above, you will also be eligible for the Company’s comprehensive benefits package, which includes medical, dental, life/AD&D, and long term disability insurance, as well as a 401(k) retirement savings plan, Employee Stock Purchase Plan and Flexible Spending Plan. Most benefits will be effective March 1, 2017, or the first of the next month after you start your employment with the Company.  Please keep in mind that, in all cases, the terms of each relevant benefit plan will control, and you will be eligible to receive benefits from a plan only for so long as you continue to be employed as an eligible employee under the plan. You will also be eligible to accrue Paid Time Off (“PTO”) in accordance with the terms and conditions set forth in the Glaukos Employee Handbook. You will begin to accrue PTO on a pay period basis, at the rate of 4 weeks per year, commencing on your hire date.  In addition, the Company offers 11 paid holidays. You will learn more about benefits and other information in New Employee Orientation, but if you have any particular questions about the benefits package before deciding whether to accept this offer, please contact me directly.

At the first meeting of Glaukos’ Board of Directors following the date on which you accept this offer, we will recommend that the Board approve the grant to you of an option to purchase 300,000 shares of Common Stock and a grant of 100,000 restricted stock units (“RSUs”). The exercise price under the options will be equal to the fair market value of the Common Stock as of the date on which the option is granted, which will be the closing price of the Common Stock on the date on which you formally start your employment with the Company (“Start Date”) if the Board approves the grant prior to the date thereof.  In addition, to the extent the fair market value of the Common Stock (measured using the closing price in ordinary trading) increases between the Expected Announcement Date and the Start Date, the number of RSUs will be increased by multiplying the amount of such per share increase by 200,000, and then dividing the result by the closing price of the Common Stock on the Actual Start Date.  For example, if the closing price of a share is $34 on the Expected Start Date and $38 on the Actual Start Date, you will receive 21,053 additional RSUs ($4 increase * 200,000 = $800,000; $800,000/38 = 21,053). The options will vest over a four-year period, with 25% to vest on the 1st anniversary of

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your Start Date and 1/36th of the total remaining number to vest on the last day of each month thereafter, provided you remain employed with the Company.  The RSUs will vest over a four-year period, with 25% to vest on each anniversary of your Start Date, provided you remain employed with the Company.  If the Board approves the grants, the option and the RSUs will be issued pursuant to the Company’s 2015 Omnibus Incentive Plan and will be evidenced by the Company’s standard form of Incentive Stock Option Agreement and a form of RSU award agreement.  In the event any transaction that is an adjustment event under the 2015 Omnibus Incentive Plan occurs before your options and RSUs are granted, the number of shares subject to your options and RSUs will be subject to equitable and proportionate adjustment in accordance with the 2015 Omnibus Incentive Plan.

Glaukos is committed to providing a drug-free workplace. Therefore, all prospective employees are required to undergo a drug test before becoming a Glaukos employee. By accepting this employment offer, you agree to participate in a post-offer, pre-employment drug-screening test and understand that employment with Glaukos is contingent upon successfully passing such a test. This offer is also contingent upon your satisfactory completion of a standard background check and verification of salary and all other information you have submitted to us, as well as our receipt of references that we determine in our sole discretion to be satisfactory. You will also be asked to execute a number of additional documents in connection with your employment, including the Company’s Patent, Copyright and Non-Disclosure Agreement, acknowledgement that you are subject to Glaukos’ employment policies as in existence today and as they may be changed in the future, and a Code of Ethics agreement.  Execution of all Agreements is a condition of your employment.

Additionally, you are also required to complete Form I-9, Employment Eligibility Verification, and show proof of your employment eligibility and identity. Please review the enclosed List of Acceptable Documents you may provide on your start date.

While we hope that our relationship will be long and mutually beneficial, it should be recognized that neither you, nor we, have entered into any contract of employment, expressed or implied, for any specific term. Your employment with Glaukos is “at-will,” which means that your employment may be terminated either by you or Glaukos with or without cause and with or without notice at any time. Glaukos also has the right to change the terms and conditions of your employment with or without cause and with or without notice. This at-will status cannot be changed except through a written agreement signed by the Chief Executive Officer. By accepting this offer, you are agreeing to the at-will nature of your employment relationship with Glaukos, and you are acknowledging that no one has made any promises or commitments to you contrary to the foregoing.  You will be eligible to enter into an Executive Severance and Change in Control Agreement on the date you commence your employment, a copy of which is attached hereto.

Perhaps the most important consideration in making your career decision is the opportunity for personal development in a challenging and growing business environment. Although no company can guarantee what the future holds, we believe that the opportunities with Glaukos are outstanding in terms of growth, responsibility and compensation. Your success, of course, depends in large part on your own job performance and your contributions to the success of Glaukos. Based upon your past accomplishments and the enthusiastic reactions of those who spoke with you, we believe that you have the potential to make a substantial contribution to our group. We also believe that we can provide a rewarding and challenging opportunity for you.

The terms of this offer are confidential and considered proprietary information of the Company.  You agree not to disclose this offer letter or the terms hereof to third parties (aside from your counsel, financial advisors and immediate family members who agree to keep the terms hereof confidential) until such time as the Company makes the terms hereof public, which the Company will only do after providing advance notice to you.

Joe, we would like to welcome you to our team and hope that you will consider our offer favorable. To indicate your acceptance, please sign and return this letter to me by the close of business on November 11, 2016. If we do not receive your signed agreement by this date, the offer will be rescinded. If you will be faxing your acceptance, please fax only this signature page to fax number (949) 367-9984.

Please feel free to call me should you have any questions regarding this offer. We are excited that you may be joining us and look forward to working with you.

Sincerely,	ACCEPTANCE

/s/ Thomas W. Burns
Tom Burns	/s/ Joseph E. Gilliam
President and CEO	Joseph E. Gilliam

Signature Date

Start Date